EXHIBIT 99.13

Acquisition Conference Call Script
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Sam Saracino - EVP, Legal & Corporate Affairs Thank you and good morning.

              I want to remind all participants that this call will contain forward-looking statements. These include:

         o statements regarding our future business prospects and economic conditions in general;

         o statements regarding our agreement to acquire the assets and liabilities of Ergo 2000, Inc. and its expected closing date, the acquisition of the Touchpaper Group Limited, and the integration of these two companies and their operations, products, technologies, and businesses into Avocent;

         o statements relating to the revenue and operating margins we expect from these two companies during the second half of 2008, their impact on our operational earnings per share during 2008, and the expected return on our investment;

         o statements regarding our long term strategy in IT operations management, , the development and introduction of new products and technologies, and the size, growth, and leadership of the potential markets for these products and technologies in the future; and

         o statements regarding expected acquisition accounting in the current and subsequent quarters related to acquisition and transaction costs and adjustments (including, among other costs, amortization of intangible assets).

These forward-looking statements are based on current expectations that involve a number of risks and uncertainties, which could cause our actual results to differ materially. These risk factors are described in our periodic SEC filings (including our Annual Report on Form 10-K).

As we have previously stated, Avocent Corporation intends to comply fully with Regulation FD and we have adapted our investor relations practices and procedures to do so. Any and all guidance given to analysts and investors will be done only during this conference call--either in our prepared statements or during the question and answer session that follows. Accordingly, we encourage you to ask any questions you have concerning Avocent, LANDesk, or the acquisition, during this conference call since we will not be providing additional material commentary or guidance during one-on-one conversations with analysts or investors.

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I would now like to introduce Ed Harper, Avocent Corporation's Chairman of the
Board and Interim Chief Executive Officer.  Ed....

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Ed Harper  - Chairman and interim CEO

Thank you Sam. And thank you everyone for joining us this morning. With me on today's call are our Senior Vice President and Chief Financial Officer, Teddy Blankenship, and our Senior Vice President of Corporate Strategy and Chief Technical Officer, Ben Grimes.

We are excited to announce today that Avocent has acquired Touchpaper Group Limited, a privately held provider of IT Business Management solutions, and has signed a definitive agreement to purchase the assets and liabilities of Ergo 2000, Inc., a privately held provider of rack-mounted LCD consoles. These acquisitions create an exciting opportunity for Avocent in support of our focused growth area -- IT operations management - as we continue to deliver on the vision of providing solutions that reach from the desktop to the data center.

Now, as many of you have also seen, yesterday Avocent announced steps designed to enhance competitiveness, improve our operating efficiency and reduce the Company's cost structure. These actions, along with recently announced management changes, are part of an ongoing strategic plan that began with our Cyclades and LANDesk acquisitions. Since the company has been progressing toward a goal of a leadership position in the IT Operations Management space as defined by Gartner, we see every reason to make progress toward that goal even during our search for the new CEO. As we evolve into a more focused and responsive company, I wish to express how proud I am of our employees' contributions and commitment to drive revenue growth and increase shareholder value.

Let me now turn the call over to Teddy, who will now review the financial impact of these acquisitions. Later, Ben will be providing a detailed look at the technology and products that are being integrated into Avocent's offerings for IT operations management.

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Teddy Blankenship - Chief Financial Officer

Thank you Ed. And thank you everyone for joining us this morning. As Ed has mentioned, today we announced the execution of the definitive agreements to acquire the common stock of Touchpaper Group Limited for (pound)23 million or $45 million and the assets and liabilities of Ergo 2000, Inc. for approximately $27.5 million. The Touchpaper acquisition also closed last night. We expect Ergo to close within the next 30 days. As part of today's discussion, I wanted to share with you some of the expectations surrounding each of these acquisitions from a financial standpoint and then hand over the conversation to Ben so he can go into some details on how the technologies and operations will work with the rest of the Avocent solutions.

First I would like to discuss Touchpaper. As mentioned in our press release issued this morning, 2007 revenue for Touchpaper was approximately 17.5 million Pounds or $34 million dollars. We anticipate that Touchpaper will add approximately $16 to $17 million dollars to our second half 2008 revenue. Touchpaper's operating margin for 2007 was approximately 4 percent and we will be working to improve that and bring it in line with our target LANDesk operating margin of approximately 20% by mid 2009. Much of the integration work will occur between now and the first half of 2009.

I would like to now provide some of the financial details and expectations surrounding the asset acquisition of Ergo. For 2007, Ergo earned revenues of approximately $33 million. Ergo's products will be integrated into the Management Systems Business Unit as part of that unit's overall product offering. For the second half of 2008, we anticipate Ergo adding $15 to $16 million in revenues. We anticipate an operating margin of approximately 17 percent for the second half of 2008. Throughout the remainder of 2008, we will be working to integrate the assets of Ergo into our normal operations, as well as those of our contract manufactures, and to take advantage of further synergies where possible. We expect the operating margin to improve to approximately 25% in 2009.

We have developed detailed integration plans for both of these acquisitions and will begin implementation immediately upon closing each so that we can attain the expected cost savings. We have named senior officers to champion and lead the integration efforts - Kieran MacSweeney will lead the Touchpaper integration and Gene Mulligan will lead the Ergo integration. Each will be supported by cross functional teams with members from Avocent and either Touchpaper or Ergo who have already been engaged in the due diligence and planning activities. We believe that each of these acquisitions will be modestly accretive to our operational EPS in 2008 and we expect each will deliver a meaningful return on investments over the next several years.

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We are excited about these two acquisitions and what they mean to our market base as we strive to provide more complete product solutions to our customers.

Now, I would like to hand the conversation over to Ben so that he can provide more details surrounding how these two technologies and businesses fit into the overall Avocent vision.

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Ben Grimes - Sr. VP of Corporate Strategy
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Thank you Teddy. Good morning everyone. We are extremely excited to announce these two key acquisitions today. I would now like to share with you some background on both Touchpaper Group and Ergo 2000 and give you a better understanding as to how these acquisitions fit into our overall strategic plan.

As a leader in IT infrastructure management solutions, Avocent is consistently looking for ways to expand its footprint. Part of our long term strategy has been to identify companies and technologies that would be a good fit for Avocent's business. The integration of Touchpaper and Ergo 2000 technology with Avocent's existing product lines puts Avocent in a better position to execute on our larger growth strategy - specifically in the IT operations management space.

Touchpaper is a provider of IT Business Management solutions. Its products focus on incident and problem management, an area in which Avocent has wanted to expand. We also already knew the technology was compatible since LANDesk Service Desk architecture has been based on Touchpaper technology for almost two years now. The combined technologies will allow Avocent to expand its portfolio and offer its customers an integrated solution from a single console and a single vendor.

Now with regard to the Ergo 2000 acquisition, the advance rack management offered by this company will provide Avocent with yet another choice product to offer to our OEM partners. The LCD rack-based console offered by Ergo enables the ability to uncover problems with any server in the rack and fix it before it grows into a larger, more expensive, harder to fix situation. This acquisition adds to our existing LCD tray product line and expands our reach into large OEM companies.

We are thrilled with the opportunities being presented to us through these acquisitions and believe that our combined teams will not only help with Avocent's continued growth but also give our customers a better IT experience from the desktop to the data center.

I would know like to turn to call back over to Ed for final remarks.

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Ed Harper  - Chairman and interim CEO

Thank you Ben. I would now like to open the call up for any questions you may have. Operator, please allow our guests the opportunity to ask their questions.


Q&A


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Ed Harper  - Chairman and interim CEO

Thank you operator and thank you conference call participants for your interest in Avocent. As I close this call, I would like to welcome the employees of Touchpaper Group and Ergo 2000 to the Avocent family. We look forward to working with each of you to expand our presence and brand in the IT operations management marketplace and our vision of simplifying IT and business alignment.

Operator, this concludes our call this morning.

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